Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Pixelworks, Inc.:
We consent to incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-136553, 333-126017, 333-125945, 333-123526, 333-121274, 333-89394, 333-62000, 333-41720, and 333-41722) and Form S-3 (Nos. 333-118100, 333-100548 and 333-67838) of Pixelworks, Inc. of our reports dated March 12, 2007, relating to the consolidated balance sheets of Pixelworks, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Pixelworks, Inc. Our report refers to a change in the method of accounting for shared-based payment awards effective January 1, 2006.
/s/ KPMG LLP
Portland, Oregon
March 12, 2007